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                                                       N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Asset Allocation Fund

                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $69,633,496       $0.36            204,097,503       $14.09


     Class B      $30,946,850       $0.26            121,674,893       $13.95


     Class C      $57,121,716       $0.27            220,127,309       $13.71


     Class I      $4,594,636        $0.38            12,128,281        $14.16


     Class R      $173,348 $0.36            504,181  $14.02